EXHIBIT 19

Updated February 6, 2025
Insider Trading Policy
I.Overview
Section 16 of the EOG Resources, Inc. Code of Business Conduct and Ethics for Directors, Officers and Employees provides:
Directors, officers or employees in possession of material information about the Company must abstain from trading in EOG securities until such information is made generally and publicly available by means of a press release or other public filing or disclosure by the Company. Information is considered material if it might be considered important to an investor in deciding whether to buy, sell or hold EOG securities. Such material “inside information” might include earnings information, information regarding stock and dividend activity, changes of control or management, pending mergers, sales or acquisitions, reserve discoveries or other significant business information or developments. Providing such inside information to others who then trade on it is also strictly prohibited. Trading on inside information and “tipping” such information to others who trade on such information are also violations of federal securities law. If you have any questions, please consult the Company’s Legal Department.
II.Key Definitions & Guidance
The following definitions and guidance should be carefully reviewed in order for you to understand this Insider Trading Policy (this “Policy”):
Material Information. The term “material information” means any information that a reasonable investor would consider important in a decision to buy, hold or sell a security (such as stock). Stated otherwise, material information is any information that could reasonably be expected to affect the trading price of the security. Either positive or negative information may be material. If you are considering buying or selling a security (such as shares of EOG’s stock) because of non-public information you possess, you should assume such information is material.
Non-Public Information. Information is “non-public” until it has been broadly disseminated in a manner making it generally available to all investors and potential investors. This is typically satisfied by dissemination of the information by means of a press release, a filing with the United States Securities and Exchange Commission (“SEC”) (such as a Form 10-K,

10-Q or 8-K) or a conference call or webcast where the public has access and has been notified in advance through a press release.
However, even after such information is released publicly, you need to give investors and potential investors time to evaluate the information. Therefore, and consistent with EOG’s customary practice for trading pre-clearance (black-out) periods, you should wait a period of time (generally, one full trading day) before trading in EOG securities, if you were in possession of such information prior to its public disclosure.
Trading. “Trading” in securities generally includes any purchase or sale of EOG securities, including common stock and any other securities that EOG may issue (such as senior notes), as well as exchange-traded options and other derivative securities. “Trading” also includes the exercise of stock-settled stock appreciation rights (“SARs”) granted by EOG if such exercise includes an open-market sale of the shares of EOG stock resulting from such exercise (i.e., an “exercise and sell” transaction).
“Trading” does not include:
(1)    purchases of EOG stock made pursuant to EOG’s employee stock purchase plan;
(2)    purchases of “phantom” EOG shares made pursuant to EOG’s deferred compensation plan (provided that the participant elected to participate in the plan at the beginning of the applicable enrollment period);
(3)    the purchase of EOG stock pursuant to a dividend reinvestment plan (a “DRIP”), provided that no election with respect to participation in a DRIP shall occur during a “pre-clearance” or “black-out” period or at a time when you are aware of material non-public information (“MNPI”) regarding EOG;
(4)    the exercise of SARs if such exercise does not include an open-market sale of the shares of EOG stock resulting from such exercise (i.e., an “exercise and hold” transaction whereby the resulting shares are held by the employee), provided that such exercise does not occur during a “pre-clearance” or “black-out” period or at a time when you are aware of MNPI regarding EOG;
(5)    the purchase or sale of EOG stock or other securities made pursuant to a prearranged trading plan that complies with SEC Rule 10b5-1, provided such trading plan (i) is in writing, (ii) was submitted to the Legal Department for review and approval prior to its adoption and (iii) was adopted during a time when the person was not in possession of MNPI regarding EOG (and the adopting person has provided a corresponding certification);
(6)    the withholding of shares by EOG (i.e., the deemed transfer of shares by a grant holder to EOG) in connection with the vesting of an award of restricted stock, restricted stock units or performance units (in order to cover the grant holder’s related tax obligations); or
(7)    trading in the shares of a mutual fund, exchange-traded fund or similar investment, the holdings of which include EOG common stock or other EOG securities.

III.    Tipping of MNPI; Trading in Securities of Other Companies; Other Considerations
Tipping. Under this Policy, if a person passes MNPI to others who then trade, both the person who discloses the information and the person who trades may be found liable for insider trading.
Trading by Family Members. Family members and other members of the personal household of anyone subject to this Policy are presumed to have possession of the same MNPI as the person subject to this Policy and are, therefore, subject to the same trading restrictions. You are responsible for informing these other persons and entities about this Policy and their compliance obligations.
Trading and Tipping in the Securities of Other Publicly Traded Companies. From time to time, in the course of your employment or relationship with EOG, you may come into possession of MNPI concerning another publicly traded company because that company is doing business with EOG as a customer, supplier, or vendor or is otherwise engaged in an actual or potential transaction with EOG.
Under this Policy, until such information has been publicly disclosed or is no longer material (for example, because a potential transaction did not close), you cannot trade in the securities of such other company and must not advise anyone else to trade in the securities of such other company.
Termination of Employment or Other Service with EOG. If you possess MNPI regarding EOG at the time your employment or other service with EOG terminates, you remain subject to this Policy until the information has been publicly disclosed by EOG or is no longer material.
IV.Trading Pre-Clearance & “Black-Out” Periods
Directors and Section 16 Officers. Directors and officers covered by Section 16 of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) are required to clear all transactions in EOG securities (including gifts, donations and similar transfers of EOG securities) in advance with the Company’s General Counsel. If the General Counsel is not available, any such transaction must be cleared in advance by the Chief Executive Officer of the Company.
Pre-Clearance by Other Officers and Employees. Other officers and employees of the Company that deal with potentially material information may be required by the Company’s General Counsel to pre-clear transactions in EOG securities (including gifts, donations and similar transfers of EOG securities).
Blackout/Pre-Clearance Periods. To promote compliance with this Policy and the law, the Company’s General Counsel (or others designated by him) may, by written notice, impose trading “black-out” or “pre-clearance” periods on directors, officers, and other groups of EOG employees. During such periods, all notified employees are required to clear all transactions in EOG securities (including gifts, donations and similar transfers of EOG securities) in advance with the General Counsel or, in his absence, the Company’s Senior Counsel with responsibility for the Company’s compliance with federal securities laws. It is anticipated that these periods will occur in advance of significant filings and announcements, including the public release of quarterly and annual earnings and EOG’s related SEC filings, and will cover those individuals involved in the preparation or review of such information.
As noted above, notices from the General Counsel will typically request that the covered individuals wait one full trading day after public disclosure of the information, before trading in EOG securities.
Standing Orders and Limit Orders. Purchases or sales resulting from standing orders (such as “good-till-cancelled” orders) or limit orders may result in the execution of orders without your control over the transaction or your awareness of the timing of the transaction. To ensure that this type of order will not be executed while you are in possession of MNPI about EOG, all such orders should be canceled during black-out or pre-clearance periods or when you otherwise become aware of MNPI.
V.    Certain Transactions in EOG Securities
Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan.
Because a margin sale or foreclosure sale may occur at a time when you are aware of MNPI as a result of your position with EOG or otherwise are not permitted to trade in EOG securities, directors, officers and employees who are covered by the Company’s blackout/pre-clearance periods should not hold EOG securities in a margin account or pledge EOG securities as collateral for a loan.
An exception to this prohibition may be granted where a director, officer or employee covered by the Company’s blackout/pre-clearance periods wishes to pledge EOG securities as collateral for a personal loan (other than a margin loan to purchase EOG securities) and clearly demonstrates the financial ability to repay the loan without resort to the pledged securities. Requests for an exception should be submitted to the Chief Executive Officer or the General Counsel prior to pledging any EOG securities.
Hedging Transactions and “Short Sales” Involving EOG Stock. Hedging transactions designed to protect against price uncertainty or to profit from fluctuations in the stock price may create the appearance of speculative trading based on non-public information.
Accordingly, EOG directors, officers and employees who are covered by the Company’s blackout/pre-clearance periods are prohibited under this Policy from hedging their ownership or the value of EOG stock, including buying or selling options, puts, calls, collars, swaps, straddles, forward sales or other derivative instruments related to EOG stock.
In addition, as a matter of federal law, Section 16(c) of the Exchange Act prohibits directors and officers who are covered by Section 16 of the Exchange Act from engaging in “short sales” of EOG stock. EOG’s other officers and its employees who are covered by the Company’s blackout/pre-clearance periods are likewise prohibited under this Policy from engaging in “short sales” of EOG stock.

VI.    Transactions by EOG in EOG Securities

From time to time, EOG may engage in transactions in its own securities – for example, repurchases of EOG stock in open market transactions (i.e., share buybacks). It is EOG’s policy that such transactions be conducted either (i) at a time when EOG is not in possession of MNPI regarding its business, operations, financial condition or results of operations or (ii) in compliance with a written trading plan established in accordance with SEC Rule 10b5-1.